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                                                                     EXHIBIT 8.2

February   , 1994

John T. Mills, Esq.
Vice President -- Taxes
USX Corporation
600 Grant Street
Pittsburgh, PA 15219-4776

                 Re:  USX Capital LLC Cumulative Guaranteed
                       Monthly Income Preferred Shares

Dear Mr. Mills:

     We have reviewed the Form S-3 Registration Statement and related Prospectus describing shares of USX Capital LLC Cumulative Guaranteed Monthly Income Preferred Shares ("Preferred Shares"), guaranteed by USX Corporation to the extent indicated.

     This will confirm that, in our opinion, under current law the United States federal income tax consequences of acquiring and owning the Preferred Shares described in the Prospectus under the heading "TAXATION" are complete and accurate in all material respects. Our opinion is subject to the qualifications stated under that heading. As noted, the discussion may be supplemented in a Prospectus Supplement for a particular series of Preferred Shares, as required by the terms of such series.

     We consent to the filing of the opinion with the Securities and Exchange Commission and to the references to us in the Prospectus.

                                          Very truly yours,

                                          MILLER & CHEVALIER, CHARTERED

                                              /s/ THOMAS W. MAHONEY, JR.
                                          By:..............................

                                                   Thomas W. Mahoney, Jr.